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                                                                     EXHIBIT 8.1

                          [Kirkland & Ellis Letterhead]

                                 March 23, 2001

Aon Corporation
123 North Wacker Drive
Chicago, Illinois 60606


         Re: Agreement and Plan of Merger, dated as of February 23, 2001, among ASI Solutions Incorporated, Aon Corporation and Merger Subsidiary, Inc.
               ------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Aon Corporation, a Delaware corporation ("Aon"), in connection with the merger (the "Merger") of Merger Subsidiary, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Aon ("Merger Sub"), with and into ASI Solutions Incorporated, a Delaware corporation ("ASI"). The Merger is to be consummated pursuant to the Agreement and Plan of Merger, dated as of February 23, 2001, among ASI, Aon and Merger Sub (the "Agreement"). This opinion is being delivered in connection with the registration statement on Form S-4 relating to the Merger and any amendments thereto (the "Registration Statement"), which includes the Proxy Statement/Prospectus of Aon and ASI (the "Proxy Statement/Prospectus") and to which this opinion appears as an exhibit. Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to those terms in the Registration Statement.

         In providing the opinions expressed below, we have examined and relied upon (i) the Agreement, (ii) the Registration Statement, including the Proxy Statement/Prospectus, (iii) the letters of even date herewith to us from Aon and Merger Sub and from ASI (the "Representation Letters") and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. We have assumed with your consent that (i) the Agreement is a valid and binding obligation of the respective parties thereto, is enforceable in accordance with its terms and is the entire agreement among the parties with respect to the subject matter thereof; (ii) the Merger will be consummated in accordance with the provisions of the Agreement and the Registration Statement; (iii) the statements concerning the Merger set forth in the Agreement and the Registration Statement are true, complete
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Aon Corporation
March 23, 2001
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and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Agreement); (iv) the representations made by Aon, Merger Sub and ASI in the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Agreement); and
(v) any representations made in the Representation Letters "to the knowledge of" the representing party or similarly qualified are correct without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with the covenants, agreements and undertakings contained in the Agreement. If any of these assumptions is untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Agreement or the Registration Statement, then the opinions expressed below may be adversely affected and may not be relied upon.

         The opinions expressed below are based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or in the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinions set forth herein. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequence of the Merger.

         Based upon and subject to the foregoing and subject to the qualifications and limitations set forth in the Registration Statement under the caption "The Proposed Merger-Material United States Federal Income Tax Consequences," for United States federal income tax purposes, it is our opinion that:

         (i)      the Merger qualifies as a reorganization within the meaning of section 368(a) of the Code;

         (ii) no gain or loss will be recognized by United States holders of ASI common stock on the exchange of their ASI common stock for Aon common stock in the Merger (except for cash received instead of fractional shares);
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Aon Corporation
March 23, 2001
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         (iii)    the aggregate adjusted basis of the Aon common stock received in the Merger by a United States holder (including any fractional share of Aon common stock with respect to which the United States holder receives cash) will be equal to the aggregate adjusted basis of the United States holder's ASI common stock exchanged for that Aon common stock; and

         (iv) the holding period of the Aon common stock received in the Merger by a United States holder will include the holding period of the United States holder's ASI common stock exchanged for that Aon common stock.

         We express an opinion herein only as to those matters specifically set forth above, and no opinion should be inferred as to the tax consequences of the Merger under any state, local or non-United States law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our firm name therein under the captions "The Proposed Merger-Printer Material United States Federal Income Tax Consequences" and "Legal Matters."

                                                     Very truly yours,


                                                     /s/ Kirkland & Ellis